Exhibit 99.1

Joint Filing Agreement

The undersigned persons acknowledge and agree that the foregoing statement on Schedule 13D is filed as a joint filing on behalf of each of the undersigned and that all subsequent amendments to the foregoing statement on Schedule 13D may be filed as a joint filing on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

WABASH NATIONAL CORPORATION

By:	/s/ Jeffery L. Taylor	Date: August 18, 2017
Jeffery L. Taylor
Title:	Senior Vice President and Chief Financial Officer

REDHAWK ACQUISITION CORPORATION

By:	/s/ Jeffery L. Taylor	Date: August 18, 2017
Jeffery L. Taylor
Title:	Secretary and Treasurer